Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Announces Successful Completion of its Senior Notes Consent Solicitation

Dallas—November 4, 2004—MetroPCS, Inc. announced today that it has received and accepted consents from the holders of a majority of its $150.0 million aggregate principal amount of outstanding 10¾% Senior Notes due 2011 to a limited waiver, for up to 180 days, of any default or event of default arising from a failure by MetroPCS to file with the Securities and Exchange Commission, and furnish to the holders of notes, reports required to be filed pursuant to the Securities Exchange Act of 1934.

Bear, Stearns & Co. Inc. acted as the solicitation agent for the consent solicitation. Mellon Investor Services LLC acted as the information and tabulation agent for the consent solicitation. Information regarding the consent solicitation may be obtained by contacting Bear, Stearns & Co. Inc., Global Liability Management Group at (877) 696-BEAR (toll free) or (877) 696-2327 (toll free).

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 20 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

###